Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2017 Results

ENSCO 92 Earns Four-Year Contract Extension in North Sea
Strong Operational and Safety Performance
#1 in Total Customer Satisfaction for Seventh Consecutive Year
Completed Exchange Offer for $650 Million Aggregate Principal Amount of Senior Notes
London, England, 26 April 2017 … Ensco plc (NYSE: ESV) today reported a loss of $0.09 per share for first quarter 2017 compared to earnings per share of $0.74 a year ago. Results from discontinued operations were zero cents per share in both first quarter 2017 and first quarter 2016.
First quarter 2017 results included:

•	$8 million or $0.03 per share of discrete tax expense

•	$6 million or $0.02 per share of other expense to complete a previously announced debt exchange

Adjusted for the items noted above, the loss from continuing operations was $0.04 per share in first quarter 2017 compared to earnings per share of $0.74 a year ago.

Chief Executive Officer and President Carl Trowell said, "While market conditions remain challenging, we recently won several contracts and extensions including a four-year extension for jackup ENSCO 92 in the North Sea. This contracting success demonstrates our ability to leverage a proven operating and safety track record as well as a strong financial position to differentiate Ensco as the offshore driller of choice among customers."

Mr Trowell added, "We remain focused on what we can control — providing safe and efficient operations to our customers and proactively managing our capital structure. During the first quarter, our offshore crews and onshore employees achieved 99% operational utilization across our rig fleet and we took top honors in total customer satisfaction for a seventh consecutive year in the annual EnergyPoint survey.  We also completed a transaction exchanging $650 million of our nearest-term maturities for cash and new senior notes giving us additional capital management flexibility."

Mr Trowell concluded, "As customer activity increases, we will continue targeting contracts with strategic clients in key growth markets to further improve utilization for our rig fleet. We are well positioned to capitalize on these new contracting opportunities by virtue of our financial strength, diverse rig fleet and global footprint."
First Quarter Results

Continuing Operations
Revenues were $471 million in first quarter 2017 compared to $814 million a year ago, primarily due to a decline in reported utilization to 58% from 65% in first quarter 2016 as well as previously announced sales of rigs that operated a year ago. The average day rate for the fleet declined to $156,000 in first quarter 2017 from $208,000 in first quarter 2016.

Contract drilling expense declined to $278 million in first quarter 2017 from $364 million a year ago as lower personnel expense and other activity-based costs due to fewer rig operating days more than offset rig reactivation and contract preparation costs.

Depreciation expense declined to $109 million from $113 million a year ago due to the extension of useful lives for certain contracted assets. General and administrative expense increased to $26 million in first quarter 2017 from $23 million a year ago due to higher accrued performance-based compensation, partially offset by lower personnel costs from organizational restructuring and other expense management actions.

Interest expense in first quarter 2017 was $59 million, net of $17 million of interest that was capitalized, compared to interest expense of $65 million in first quarter 2016, net of $12 million of interest that was capitalized. As noted above, first quarter 2017 other expense included a $6 million loss to complete a previously announced exchange offer for $650 million aggregate principal amount of senior notes.

Discontinued Operations
Results from discontinued operations include one floater and one jackup that are currently held for sale as well as rigs that were sold during 2016. The net loss from discontinued operations was $1 million for both first quarter 2017 and first quarter 2016.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $285 million in first quarter 2017 compared to $513 million a year ago. This year-to-year decline in revenues was mostly due to fewer rig operating days and a decline in the average day rate to $337,000 from $365,000 a year ago. The sale of ENSCO 6003 and ENSCO 6004, both of which operated during first quarter 2016, also contributed to lower year-to-year revenues. Reported utilization was 47% compared to 64% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99%, equal to a year ago.

Floater contract drilling expense declined to $146 million in first quarter 2017 from $211 million a year ago as fewer rig operating days resulted in lower personnel expense and other activity-based costs, which were partially offset by reactivation costs.

Jackups
Jackup revenues were $172 million in first quarter 2017 compared to $278 million a year ago, mostly due to a decline in average day rates to $86,000 from $118,000 last year and fewer rig operating days. Reported utilization was 64% compared to 66% in first quarter 2016. Adjusted for uncontracted rigs and planned downtime, operational utilization in first quarter 2017 was 99.2% compared to 99.8% a year ago.

Contract drilling expense declined to $119 million from $135 million a year ago. The decline in contract drilling expense was mostly due to lower activity-based costs from fewer rig operating days, which were partially offset by contract preparation costs.

Other
Other is composed of managed drilling rigs. Revenues declined to $15 million from $24 million in first quarter 2016. Contract drilling expense declined to $13 million from $18 million a year ago. These declines were due to the completion of a managed jackup contract in Mexico during second quarter 2016.

	First Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2017	2016	Chg	2017	2016	Chg	2017	2016	Chg	2017	2016	2017	2016	Chg

Revenues	284.8	512.6	(44)%	171.8	277.9	(38)%	14.5	23.5	(38)%	—	—	471.1	814.0	(42)%
Operating expenses
Contract drilling	146.4	211.3	(31)%	118.6	134.5	(12)%	13.1	17.9	(27)%	—	—	278.1	363.7	(24)%
Depreciation	72.8	80.3	(9)%	32.1	28.6	12%	—	—	—	4.3	4.4	109.2	113.3	(4)%
General and admin.	—	—	—	—	—	—	—	—	—	26.0	23.4	26.0	23.4	11%
Operating income (loss)	65.6	221.0	(70)%	21.1	114.8	(82)%	1.4	5.6	(75)%	(30.3)	(27.8)	57.8	313.6	(82)%

Financial Position — 31 March 2017

•	$3.3 billion of contracted revenue backlog excluding bonus opportunities

•	$4.3 billion of liquidity

•	$2.1 billion of cash and short-term investments
•$2.25 billion available revolving credit facility

•	No major debt maturities until second quarter 2019 and $1.15 billion of debt maturing before 2024

•	$4.9 billion of long-term debt

•	$8.2 billion of Ensco shareholder's equity

•	26% net debt-to-capital ratio (net of $2.1 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss first quarter 2017 results at 10:00 a.m. CDT (11:00 a.m. EDT and 4:00 p.m. London) on Thursday, 27 April 2017. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10102906.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 27 May 2017 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10102906).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 29 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the seventh consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Nick Georgas
Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2017	2016

OPERATING REVENUES	$471.1	$814.0

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	278.1	363.7
Depreciation	109.2	113.3
General and administrative	26.0	23.4
	413.3	500.4

OPERATING INCOME	57.8	313.6

OTHER INCOME (EXPENSE)
Interest income	7.2	2.3
Interest expense, net	(58.6)	(65.1)
Other, net	(6.3)	(1.8)
	(57.7)	(64.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	.1	249.0

PROVISION FOR INCOME TAXES	24.1	71.4

(LOSS) INCOME FROM CONTINUING OPERATIONS	(24.0)	177.6

LOSS FROM DISCONTINUED OPERATIONS, NET	(.6)	(.9)

NET (LOSS) INCOME	(24.6)	176.7

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.1)	(1.4)

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO	$(25.7)	$175.3

(LOSS) EARNINGS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.09)	$0.74
Discontinued operations	—	—
	$(0.09)	$0.74

NET (LOSS) INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(25.8)	$172.8

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	300.6	232.5
Diluted	300.6	232.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	March 31, 2017	December 31, 2016

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$271.7	$1,159.7
Short-term investments	1,805.6	1,442.6
Accounts receivable, net	324.1	361.0
Other	312.2	316.0
Total current assets	2,713.6	3,279.3

PROPERTY AND EQUIPMENT, NET	11,120.7	10,919.3

OTHER ASSETS, NET	138.0	175.9

	$13,972.3	$14,374.5

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$508.5	$522.5
Current maturities of long-term debt	37.6	331.9
Total current liabilities	546.1	854.4

LONG-TERM DEBT	4,905.9	4,942.6

OTHER LIABILITIES	294.5	322.5

TOTAL EQUITY	8,225.8	8,255.0

	$13,972.3	$14,374.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Three Months Ended March 31,

	2017	2016

OPERATING ACTIVITIES
Net (loss) income	$(24.6)	$176.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities of continuing operations:
Depreciation expense	109.2	113.3
Deferred income tax expense	19.8	33.3
Loss on debt extinguishment	3.4	—
Other	8.3	3.4
Changes in operating assets and liabilities	(11.5)	(93.6)
Net cash provided by operating activities of continuing operations	104.6	233.1

INVESTING ACTIVITIES
Purchases of short-term investments	(965.0)	(80.0)
Additions to property and equipment	(282.6)	(158.1)
Maturities of short-term investments	602.0	965.0
Other	.2	.1
Net cash (used in) provided by investing activities of continuing operations	(645.4)	727.0

FINANCING ACTIVITIES
Reduction of long-term borrowings	(336.6)	—
Debt financing costs	(4.5)	—
Cash dividends paid	(3.2)	(2.4)
Other	(2.4)	(.5)
Net cash used in financing activities	(346.7)	(2.9)

Net cash (used in) provided by discontinued operations	(.6)	5.6
Effect of exchange rate changes on cash and cash equivalents	.1	(.1)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(888.0)	962.7
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,159.7	121.3
CASH AND CASH EQUIVALENTS, END OF YEAR	$271.7	$1,084.0

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2017	2016	2016

Rig Utilization(1)

Floaters	47%	64%	44%
Jackups	64%	66%	54%

Total	58%	65%	51%

Average Day Rates(2)

Floaters	$336,636	$364,771	$358,405
Jackups	86,390	118,138	101,252

Total	$156,441	$208,117	$176,709

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations and net debt, which are non-GAAP measures. Ensco’s management believes that it provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business. Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarter ended March 31, 2017. Adjusted loss per share for the quarter ended March 31, 2017 excludes loss on debt exchange and discrete tax items. There were no adjustments made to earnings per share during the quarter ended March 31, 2016.

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended March 31, 2017
Loss per share from continuing operations	As reported	Loss on debt exchange	Discrete tax items	Adjusted

Net loss from continuing operations attributable to Ensco(2)	$(25.1)	$6.2	$7.6	$(11.3)
Net income allocated to non-vested share awards(3)	(.1)	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares	$(25.2)	$6.2	$7.6	$(11.4)

Loss per share from continuing operations	$(0.09)	$0.02	$0.03	$(0.04)

(1)	No adjustments have been made to loss per share from discontinued operations.

(2)	Net loss from continuing operations attributable to Ensco excludes income attributable to noncontrolling interest of $1.1 million.

(3)	Represents income allocated to participating securities under the two-class method.